Exhibit 2
AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT
BETWEEN
GENESCO INC.
AND
COMPUTERSHARE TRUST COMPANY, N.A., AS SUCCESSOR TO
FIRST CHICAGO TRUST COMPANY OF NEW YORK
     THIS AMENDMENT TO THE AMENDED AND RESTATED RIGHTS AGREEMENT (this “Amendment”) is made as of June 17, 2007, between Genesco Inc., a Tennessee corporation (the “Company”), and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to that certain Amended and Restated Rights Agreement, dated as of August 28, 2000 (the “Rights Agreement,” capitalized terms used but not otherwise defined in this Amendment shall have the meanings given them in the Rights Agreement);
     WHEREAS, the Board of Directors of the Company is contemplating entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), by and among the Company, The Finish Line, Inc., an Indiana corporation (“Parent”), and Headwind, Inc., a Tennessee corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company with the Company being the surviving corporation and becoming a wholly-owned subsidiary of Parent following the consummation of the merger (the “Merger”);
     WHEREAS, upon the execution and delivery of the Merger Agreement, Parent, Merger Sub and/or their respective Associates and Affiliates may be deemed to be Acquiring Persons under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement; and
     WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the Merger and determined that an amendment to the Rights Agreement as set forth herein is desirable in connection with the execution and delivery of the Merger Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing; and
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.
     NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Amendment of Section 1(a): Definition of “Acquiring Person.” The definition of “Acquiring Person” set forth in Section 1(a) of the Agreement is hereby amended by adding the following sentence to the end of that definition:

“Notwithstanding anything in this Agreement to the contrary, “Acquiring Person” shall not mean Parent, Merger Sub or any of their respective Affiliates or Associates.”
     2. Amendment of Section 1(b): Definition of “Adverse Person.” The definition of “Adverse Person” set forth in Section 1(b) of the Agreement is hereby amended by adding the following sentence to the end of that definition:
“Notwithstanding anything in this Agreement to the contrary, “Adverse Person” shall not mean Parent, Merger Sub or any of their respective Affiliates or Associates.”
     3. Amendment of Section 1(e): Definition of “Business Day.” The definition of “Business Day” set forth in Section 1(e) of the Agreement is hereby amended in its entirety to be as follows:
     “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in the New York City are authorized or obligated by law or executive order to close.”
     4. Amendment of Section 1(f): Definition of “Close of Business.” The definition of “Close of Business” set forth in Section 1(f) of the Agreement is hereby amended in its entirety to be as follows:
     “Close of Business” on any given date means 5:00 P.M., New York City time, on such date; provided, however, that if such date is not a Business Day, “Close of Business” means 5:00 P.M., New York City time, on the next succeeding Business Day.”
     5. Amendment of Section 1(p): Definition of “Shares Acquisition Date.” The definition of “Shares Acquisition Date” set forth in Section 1(p) of the Agreement is hereby amended by adding the following sentence to the end of that definition:
“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by reason of (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, or (ii) the consummation of the transactions contemplated thereby, including the Merger and the Employee Preferred Stock Tender Offer.”
     6. Amendment of Section 1(r): Definition of “Triggering Event.” The definition of “Triggering Event” set forth in Section 1(r) of the Agreement is hereby amended by adding the following sentence to the end of that definition:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred by reason of (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, or (ii) the consummation of the transactions contemplated thereby, including the Merger and the Employee Preferred Stock Tender Offer.”
     7. Amendment of Section 1: Other Definitions. Section 1 of the Rights Agreement is hereby further amended by adding the following subparagraphs at the end thereof:
     (s) “Amendment” shall mean the Amendment to this Agreement, dated as of June 17, 2007, between the Company and the Rights Agent.
     (t) “Employee Preferred Stock Tender Offer” shall have the meaning set forth in the Merger Agreement.
     (u) “Merger” shall have the meaning set forth in the Merger Agreement.
     (v) “Merger Agreement” shall have the meaning set forth in Section 35 hereof.
     (w) “Merger Sub” shall have the meaning set forth in Section 35 hereof.
     (x) “Parent” shall have the meaning set forth in Section 35 hereof.
     8. Amendment of Section 3(a). Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by reason of (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, or (ii) the consummation of the transactions contemplated thereby, including the Merger and the Employee Preferred Stock Tender Offer.”
     9. Amendment of Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding anything in this Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, nor (ii) the consummation of the transactions contemplated thereby, including the Merger and the Employee Preferred Stock

Tender Offer, shall be deemed to be an event described in this Section 11(a)(ii) or cause the Rights to be adjusted or to become exercisable in accordance with this Section 11 or otherwise.”
     10. Amendment of Section 13(a). Section 13(a) of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding anything in this Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, nor (ii) the consummation of the transactions contemplated thereby, including the Merger and the Employee Preferred Stock Tender Offer, shall be deemed to be an event described in this Section 13 or cause the Rights to be adjusted or to become exercisable in accordance with this Section 13 or otherwise.”
     11. Amendment of Section 21. Section 21 of the Rights Agreement is hereby amended by inserting the following sentence after the first sentence of Section 21:
“In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.”
     12. Amendment of Section 25. Section 25 of the Rights Agreement is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding anything in this Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, nor (ii) the consummation of the transactions contemplated thereby, including the Merger and the Employee Preferred Stock Tender Offer, shall be deemed to be an event requiring any notice described in this Section 25.”
     13. Amendment of Section 26. Section 26 of the Rights Agreement is hereby amended by replacing the mailing address for the Rights Agent with the following:
“Computershare Trust Company, N.A.
250 Royall Street
Canton, Massachusetts 02021
Attention: Client Services”

     14. Addition of Section 35. The Rights Agreement is hereby further modified, supplemented and amended by adding the following new Section 35:
     “Section 35. Merger with Headwind, Inc.
     The Company, The Finish Line, Inc., an Indiana corporation (“Parent”), and Headwind, Inc., a Tennessee corporation and wholly-owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of June 17, 2007 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which the Company, among other things, agrees to merge with Merger Sub, with the Company being the surviving entity and becoming a wholly-owned subsidiary of Parent following the consummation of the merger, according to the terms and conditions set forth in the Merger Agreement (the “Merger”). Notwithstanding anything in this Agreement to the contrary, if the Merger Agreement is terminated in accordance with its terms, then all of the amendments to this Agreement effected by the Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent.”
     15. Addition of Section 36. The Rights Agreement is hereby further modified, supplemented and amended by adding the following new Section 36:
     “Section 36. Force Majeure.
     Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”
     16. Effectiveness. This Amendment shall be deemed effective immediately prior to the execution and delivery of the Merger Agreement. The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms and shall be otherwise unaffected hereby.
     17. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
     18. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the associated Common Shares) any legal or equitable right, remedy or claim under this Amendment or the Rights; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights (and, prior to the Distribution Date, the associated Common Shares).
     19. Severability. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     20. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of said State applicable to contracts to be made and performed entirely within said State.
     21. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
[Remainder of Page Intentionally Left Blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

GENESCO INC.

By:	/s/ Roger G. Sisson

Name:	Roger G. Sisson
Title:	Senior Vice President, Secretary and
General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Dennis V. Moccia

Name:	Dennis V. Moccia
Title:	Managing Director